UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2005

BlastGard International, Inc.

(Exact name of registrant as specified in its charter)

Colorado	333-47294	84-1506325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12900 Automobile Blvd., Suite D, Clearwater, Florida	33762
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 592-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 29, 2005, we entered into an agreement with The November Group, Ltd., headquartered in Annapolis, Maryland, engaging The November Group Ltd. to serve as an advisor to render strategic and consulting services to us, primarily in connection with the commercialization of our proprietary BlastGard technology.

As outlined in the agreement, the services to be provided to us by The November Group, Ltd. are as follows:

(1)	work with us to develop and assist in the implementation of a market penetration strategy in order to enable us to meet our objectives with respect to the U.S. marketplace;

(2)	assist us in developing and sustaining a systematic effort to bring BlastGard technology to the attention of key decision-makers in the Department of Defense, the Department of Homeland Security, New York City Police, Fire and Emergency Services, FBI and other Police/Fire Organizations in the USA;

(3)	provide assistance in identifying and developing teaming or partnering opportunities; and

(4)	perform such other services to us as mutually agreed upon.

The term of the agreement is 36 months. The agreement may be terminated by either party at any time, with or without cause, by delivery of written notice of termination by the terminating party to the non-terminating party. The termination date shall be effective 60 days after receipt of said written notice of termination.

We agreed to compensate The November Group, Ltd. by issuing to it 100,000 shares of restricted common stock. We also agreed to reimburse The November Group, Ltd. for all reasonable out-of-pocket expenses.

We agreed to pay to The November Group, Ltd. a fee equal to 6% of Net Revenue (as defined below) actually paid to us by new clients or other persons (each, a “Third Party”) directly introduced by The November Group, Ltd. We also agreed to pay a fee equal to 2.5% of Net Revenue actually paid to us by any Third Party that was not introduced by The November Group, Ltd., if we request in writing The November Group, Ltd.’s participation with such relationship, and The November Group, Ltd. in fact agrees to and does participate in such relationship. The term “Net Revenue” shall mean revenue actually received by us from Third Parties in respect of sales of our products and/or services, or license fees, net of taxes payable by us with respect to such amounts and all direct costs incurred by us in generating such revenue.

A copy of the agreement with The November Group, Ltd. is attached as an exhibit to this report and is incorporated by reference herein.

Contemporaneously with the engagement of The November Group, Ltd., Howard Safir, a principal of The November Group, Ltd., became a director of our company, as further describe under Item 5.02, below.

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Item 3.02. Unregistered Sales of Equity Securities.

Pursuant the agreement with The November Group, Ltd., which is described above under Item 1.01, the Company issued 100,000 shares of restricted common stock to The November Group, Ltd. The Company believes this transaction was exempt from registration under Section 4(2) and Section 4(6) of the Securities Act of 1933 and/or Rule 506 of Regulation D. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on the certificate evidencing the shares.

Item 5.02. Departure of Directors or principal Officers; Election of Directors; Appointment of Principal Officers

New Board Member

On June 29, 2005, contemporaneously with the engagement of The November Group, Ltd., as describe under Item 1.01 above, Howard Safir was appointed to fill a vacancy on the board or directors.

Since December 2001 Mr. Safir has been Chairman and Chief Executive Officer of SafirRosetti, an investigative and security firm owned by Omnicom Group, Inc. Since May 2003, Mr., Safir has been Chief Executive Officer and a director of The November Group, Ltd. Prior to December 2001, Mr. Safir was Vice Chairman of IPSA International, a provider of investigative and security consulting services. From 1996 to 2000, Mr. Safir served as the 39th Police Commissioner of New York City. Mr. Safir began his law enforcement career in 1965 as a special agent assigned to the New York office of the Federal Bureau of Narcotics, a forerunner of the Drug Enforcement Administration (DEA). From 1977 to 1978, Mr. Safir served as Assistant Director of the DEA. In 1994, Mr. Safir became New York City’s 29th Fire Commissioner. Mr. Safir received his B.A. in History and Political Science from Hofstra University in 1963.

Mr. Safir is currently a director of two other publicly held reporting companies: GVI Security Solutions, Inc. (director and chairman of the board of directors since February 2004) and Verint Systems, Inc. (director since May 2002).

Item 7.01. Regulation FD Disclosure.

On July 6, 2005, the Company issued a press release to announce the appointment of Howard Safir as a director and the engagement of the November Group (as described above under Items 1.01 and 5.02). A copy of the press release is attached as an exhibit hereto.

Item 901. Financial Statements and Exhibits.

Exhibit	Description
10.18	Advisory Agreement with The November Group, Ltd., dated June 29, 2005. (filed herewith.)

99.01	Press release dated July 6, 2005. (Filed herewith.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLASTGARD INTERNATIONAL, INC.

By:	/s/ James F. Gordon
James F. Gordon, Chief Executive Officer

Date: July 6, 2005

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EXHIBIT INDEX

Exhibit	Description
10.18	Advisory Agreement with The November Group, Ltd., dated June 29, 2005. (filed herewith.)

99.01	Press release dated July 6, 2005. (Filed herewith.)